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                                                                    Exhibit 99.1



                              FOR IMMEDIATE RELEASE

For further information contact:
      William B. Ruger, Jr.                     603-863-3300
      Erle G. Blanchard                         603-863-3300
      Stephen L. Sanetti                        203-259-7843
      Thomas A. Dineen                          203-259-7843


            STURM, RUGER & COMPANY, INC. EXPECTS LOWER FOURTH QUARTER
                               AND ANNUAL EARNINGS

         SOUTHPORT, CONNECTICUT -- December 19, 2002--Sturm, Ruger & Company, Inc. (NYSE: RGR) announced that preliminary estimates for the fourth quarter and year ending December 31, 2002 indicate that earnings will be substantially below earnings achieved during the same periods in 2001. In 2001, fourth quarter and annual earnings were $4.9 million or $0.18 per share and $13.5 million or $0.50 per share, respectively.

         Both the investment castings segment and the firearms segment are contributing to the shortfall. The significant reduction in sales that occurred in the investment castings segment is expected to persist into 2003. In addition, the Company is currently evaluating the applicability of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which requires the use of a specific accounting model to determine the valuation of capital assets, to its investment castings facilities. If applicable, the Company may be required to record a one-time charge to earnings in the fourth quarter of 2002. Currently, the analysis indicates that a charge of less than $3 million would be required.

         Firearms shipments, which are traditionally strong in the fourth quarter, are not expected to improve from the levels achieved in the third quarter of 2002, and may be below third quarter 2002 levels. Firearm shipments for the fourth quarter and the year ending December 31, 2002 will be substantially below shipments during the same periods in 2001.

         In response to this decline in business, the Company has streamlined certain of its operations and has made changes to its management. Chairman William B. Ruger, Jr. commented on these developments, "While we now find ourselves in the midst of turbulent economic times, I am confident that we have the dedicated employees, manufacturing expertise, quality products, and financial strength to emerge from the current downturn, a stronger and more profitable company."

         The Company expects to release earnings for the fourth quarter and the year ending December 31, 2002 on February 7, 2003.


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         At their December 18, 2002 meeting, the Board of Directors voted to declare a regular quarterly dividend of $0.20 per share on the Company's issued and outstanding shares of common stock. This cash dividend will be paid on March 15, 2003 to stockholders of record as of March 1, 2003. The Company's earnings have not supported the $0.20 quarterly dividend for the past several quarters, and we do not expect earnings to meet dividends declared for the fourth quarter. In light of the Company's current liquidity, the Board of Directors approved the $0.20 dividend.

         Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGER(R) brand of sporting and law enforcement firearms and titanium and steel investment castings for a variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

         The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events


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